CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                             TRINITECH SYSTEMS, INC.

        Pursuant to Section 805 of the New York Business Corporation Law



         It is hereby certified that:

         FIRST: The name of the corporation is TRINITECH SYSTEMS, INC. (the "Corporation").

         SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State on April 6, 1955 under the original name "Trans-Aire Electronics, Inc."

         THIRD: The Certificate of Incorporation is hereby amended to change the name of the Corporation to NYFIX, INC.

         FOURTH: To accomplish the foregoing amendment, Article FIRST of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

                           "FIRST: The name of the Corporation shall be NYFIX, Inc."

         FIFTH: The Certificate of Incorporation is hereby amended to increase the authorized number of shares of Common Stock from 15,000,000 shares to 60,000,000 shares and to increase the authorized number of shares of Preferred Stock from 1,000,000 shares to 5,000,000 shares.

         SIXTH: To accomplish the foregoing amendment, Article THIRD of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

                           "THIRD: The total number of shares that may be issued by the corporation is sixty million (60,000,000) shares of common stock, all of which shall have a par value of $.001, and five million (5,000,000) shares of preferred stock, all of which shall have a par value of $1.00; stockholders shall have no preemptive rights to subscribe for shares or other securities of the Corporation. Each share of common stock of the Corporation shall have one vote for all corporate


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                           purposes with no cumulative voting rights. Each share
                           of preferred stock shall have such designations, privileges, preferences, and voting powers as shall be determined by the Board of Directors of the Corporation."

         SEVENTH: The foregoing amendment to the certificate of incorporation were authorized at a meeting of the Board of Directors by unanimous vote and thereafter at a meeting of the shareholders by vote of a majority of all the outstanding shares entitled to vote thereon.



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


         IN WITNESS WHEREOF, we have subscribed this document on October 21, 1999 and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.



                                           By: /s/ Peter Kilbinger Hansen
                                               ------------------------------
                                               Peter Kilbinger Hansen
                                               President



                                           By: /s/ Richard A. Castillo
                                               ------------------------------
                                               Richard A. Castillo
                                               Secretary



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